Exhibit 99.1

International Headquarters

2150 St. Elzéar Blvd. West

Laval, Quebec H7L 4A8

Phone: 514.744.6792

Fax: 514.744.6272

Contact Information:

Laurie W. Little

949-461-6002

laurie.little@valeant.com

Elif McDonald

905-695-7607

elif.mcdonald@valeant.com

Media:

Renée E. Soto/Meghan Gavigan

Sard Verbinnen & Co.

212-687-8080

rsoto@sardverb.com / mgavigan@sardverb.com

VALEANT ANNOUNCES CEO SUCCESSION PLAN AND CHANGES TO BOARD OF DIRECTORS; PROVIDES ACCOUNTING AND FINANCIAL REPORTING UPDATE

Initiates Search for New CEO; J. Michael Pearson to Remain as CEO Until Successor is Named

William A. Ackman Joins Board of Directors; Katharine B. Stevenson Steps Down from Board

Ad Hoc Committee Review of Accounting and Financial Reporting Matters

Nearing Completion

Valeant Plans Restatement Based on Previously Announced Misstatements

Valeant Explains Circumstances that Resulted in Delay in the Filing of 10-K

LAVAL, Quebec, March 21, 2016 – Valeant Pharmaceuticals International, Inc. (NYSE: VRX) (TSX: VRX) today announced that it has initiated a search for a new chief executive officer, appointed William A. Ackman to its board of directors, and provided an update on certain accounting and financial reporting matters.

CEO Search

Valeant today announced that the board has initiated a search to identify a candidate to succeed J. Michael Pearson as chief executive officer. Mr. Pearson will continue to serve as CEO and a director until his replacement is appointed.

Robert Ingram, chairman of the board, stated, “While the past few months have been difficult, Valeant has a collection of leading brands, valuable franchises and great people, and I am confident that the company will be able to rebuild its reputation and thrive under new leadership. We thank Mike for his dedicated service to Valeant and for agreeing to stay on until we conclude our search. As a colleague and a friend he will be missed, and we wish him the best for the future.”

“It’s been a privilege to lead Valeant for the past eight years,” said J. Michael Pearson, chief executive officer. “While I regret the controversies that have adversely impacted our business over the past several months, I know that Valeant is a strong and resilient company, and I am committed to doing everything I can to ensure a smooth transition to new leadership.”

Changes to Board of Directors

Valeant today announced that William A. Ackman, CEO of Pershing Square Capital Management, L.P., will join its board of directors, effective immediately. Mr. Ackman, whose firm has a 9.0% stake in Valeant, will join Pershing Square’s Vice Chairman, Stephen Fraidin, on the board. As the maximum size of Valeant’s board currently is fixed at 14 directors, Katharine B. Stevenson voluntarily resigned from the Board to create a vacancy to permit Mr. Ackman’s appointment. The Board requested that former chief financial officer Howard Schiller tender his resignation as a director, but Mr. Schiller has not done so.

Robert Ingram, chairman of the board said, “We look forward to Bill Ackman’s perspective and contributions as a new member of our board and one of Valeant’s largest shareholders. The Board thanks our valued colleague, Kate, for her service on our Board and for voluntarily offering to step down in order to allow Bill Ackman to join the Board.”

William A. Ackman, CEO of Pershing Square, said, “I am looking forward to working with the board to identify new leadership for Valeant. The company’s large scale and dominant franchises in eye care, dermatology, GI, and other therapeutic areas coupled with its extraordinarily low valuation present a spectacular opportunity for a world-class health care executive. On behalf of all shareholders, we are extremely appreciative of Valeant employees’ hard work and commitment during this challenging time for the company.”

Accounting and Financial Reporting Update

As previously disclosed, on February 22, 2016, based on the work of an ad hoc committee of the Board (the “Ad Hoc Committee”) established to review allegations regarding the company’s relationship with Philidor and related matters, as well as additional work and analysis by the company, the company preliminarily determined that approximately $58 million in net revenue relating to sales to Philidor in the second half of 2014 should not have been recognized upon delivery of product to Philidor.

Management of the company, the Audit and Risk Committee (the “Committee”) and the Board have concluded that the company’s audited financial statements for the year ended, and unaudited financial statements for the quarter ended, December 31, 2014 included in the company’s Annual Report on Form 10-K and the unaudited financial statements included in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 should no longer be relied upon due to the misstatements described in the company’s Form 8-K filed today. In addition, due to the fact that the first quarter 2015 results are included within the financial results for the six-month period included in the Quarterly Report on Form 10-Q for the period ended June 30, 2015 and the financial results for the nine-month period included in the Quarterly Report on Form 10-Q for the period ended September 30, 2015, management, the Committee and the Board have concluded that the financial statements for such six-month and nine-month periods reflected in those Quarterly Reports should no longer be relied upon.

The company is in the process of restating the affected financial statements and the restated financial statements will be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2015, which the company intends to file with the Securities and Exchange Commission and the Canadian Securities Regulators on or before April 29, 2016. The company believes that after giving effect to the restatement, it will have remained in compliance with all of the financial maintenance covenants in its credit facility at the end of each affected quarterly period.

Robert Ingram, chairman of the board and chair of the Ad Hoc Committee stated, “Over the past five months, the Ad Hoc Committee has worked closely with our independent advisors to conduct a comprehensive review of Philidor and related matters. While the Ad Hoc Committee is still reviewing certain accounting related items, and has identified certain concerns related to those items with respect to the tone of the organization, it has not identified any additional items affecting the financial statements to date.”

Impact of Misstatements

As described in the company’s Form 8-K filed today, the company has identified misstatements to date that would reduce previously reported fiscal year 2014 revenue by approximately $58 million, net income attributable to Valeant by approximately $33 million, and basic and diluted earnings per share by $.09. A substantial part of the earnings impact of these misstatements will reverse in the first quarter of 2015. The company has identified misstatements in the first quarter of 2015, consisting primarily of the reversing effect on earnings of the 2014 misstatements, which would reduce revenue by approximately $21 million (timing of recognition of managed care rebates), increase net income attributable to Valeant by approximately $24 million and increase basic and diluted earnings per share by $.07. These adjustments are preliminary, unaudited and subject to change.

We refer you to the company’s Form 8-K filed today for a more detailed description of the restatement.

Assessment of Disclosure Controls and Procedures and Internal Controls Over Financial Reporting

As a result of the restatement, management is continuing to assess the company’s disclosure controls and procedures and internal control over financial reporting. Management, in consultation with the committee, has concluded that one or more material weaknesses exist in the company’s internal control over financial reporting and that, as a result, internal control over financial reporting and disclosure controls and procedures were not effective as of December 31, 2014 and disclosure controls and procedures were not effective as of March 31, 2015 and the subsequent interim periods in 2015 and that internal control over financial reporting and disclosure controls and procedures will not be effective at December 31, 2015.

The improper conduct of the company’s former Chief Financial Officer and former Corporate Controller, which resulted in the provision of incorrect information to the Committee and the company’s auditors, contributed to the misstatement of results. In addition, as part of this assessment of internal control over financial reporting, the company has determined that the tone at the top of the organization and the performance-based environment at the company, where challenging targets were set and achieving those targets was a key performance expectation, may have been contributing factors resulting in the company’s improper revenue recognition.

In connection with the Ad Hoc Committee’s work to date, certain remediation actions have been recommended and are being implemented by the company, including placing the company’s former Corporate Controller on administrative leave. The board and the talent and compensation committee, based on recommendations of the Ad Hoc Committee, have determined that the deficient control environment, among other things, would impact executive compensation decisions with respect to 2015 compensation for certain members of senior management. The company is in the process of implementing additional remedial measures.

Circumstances that Resulted in Delay in the Filing of 10-K

Valeant announced on October 30, 2015 that the Ad Hoc Committee appointed former Deputy Attorney General of the United States, Mark Filip of Kirkland & Ellis LLP, to advise the committee in its review. Over the past five months, Mr. Filip and his colleagues at Kirkland & Ellis have conducted more than 70 interviews and reviewed over one million documents as part of their comprehensive review to assist the Ad Hoc Committee. In addition to certain Philidor-related accounting matters, the Ad Hoc Committee determined that certain other accounting issues required review. That additional work, along with the administrative leave of our former Corporate Controller, has led to the delayed filing of Valeant’s 10-K.

J. Michael Pearson, CEO of Valeant, said, “While we regret the circumstances that have resulted in the delay of our 10-K filing, we are committed to filing the 10-K on or before April 29, 2016.”

Covenant Highlights

Bond indentures:

As discussed on its March 15, 2016 preliminary earnings call, Valeant could receive a notice of default under its bond indentures as a result of the delay in filing its Form 10-K for the year ended December 31, 2015.

If such notice is received, Valeant has 60 days from the receipt of the notice to file its 10-K, which will cure the default in all respects. The notice does not result in the acceleration of any of Valeant’s indebtedness.

Credit agreement:

If Valeant does not file its Form 10-K by March 30, 2016, there will be a default under the credit facility. The company will have 30 days, or until April 29, to cure this default by filing its Form 10-K.

Valeant expects to file its Form 10-K and become current on its financial filings by April 29, 2016 (within the curing period) but to be prudent, the company also announced that it intends to seek a waiver from the lenders under its credit facility. The waiver that the company is seeking will include a request to extend the deadline to file its Form 10-K for December 31, 2015 and the deadline to file its Form 10-Q for the quarter ended March 31, 2016.

Robert L. Rosiello, Valeant’s Chief Financial Officer, said, “I appreciate the dedication and effort of our finance staff, who are working diligently to complete and file our 10-K.”

Delay in Canadian Annual Filings

Valeant announced today that it anticipates a delay in filing its audited annual financial statements for the year ended December 31, 2015, the related management’s discussion and analysis, certificates of its CEO and CFO and its 2015 Form 10-K (collectively, the “Canadian Required Filings”) with Canadian securities regulators until after the March 30, 2016 filing deadline. The company is working diligently and intends to make the Canadian Required Filings on or before April 29, 2016.

In connection with this anticipated delay, the company will apply for a customary management cease trade order (the “MCTO”) relating to the trading in securities of the company by the company’s CEO and CFO and each other member of the company’s board of directors from the Autorité des marchés financiers, the company’s principal regulator in Canada. If granted, the MCTO should not affect the ability of other shareholders to trade in the securities of the company.

If the MCTO is granted, the company intends to comply with the provisions of the alternative information guidelines set out in Canadian National Policy 12-203 Cease Trade Orders for Continuous Disclosure Defaults (“NP 12-203”) by providing bi-weekly updates by way of news release until the Canadian Required Filings have been made.

Mr. William A. Ackman

Mr. Ackman is the founder and Chief Executive Officer of Pershing Square Capital Management. Mr. Ackman currently serves as a member of the board of Canadian Pacific Railway Limited, chairman of the board of The Howard Hughes Corporation, a trustee of the Pershing Square Foundation, a member of the Board of Trustees at The Rockefeller University and a member of the Board of Dean’s Advisors of the Harvard Business School. Mr. Ackman holds an M.B.A. from Harvard Business School and a Bachelor of Arts magna cum laude from Harvard College.

About Valeant

Valeant Pharmaceuticals International, Inc. (NYSE/TSX:VRX) is a multinational specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of dermatology, gastrointestinal disorder, eye health, neurology and branded generics. More information about Valeant can be found at www.valeant.com.

Forward-looking Statements

This press release may contain forward-looking statements, including, but not limited to, statements regarding Valeant’s Board of Directors. Forward-looking statements may generally be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” “target,” or “continue” and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in the company’s most recent annual or quarterly report and detailed from time to time in Valeant’s other filings with the Securities and Exchange Commission and the Canadian Securities Administrators, which factors are incorporated herein by reference. In addition, as the Ad Hoc Committee has not concluded its work, there remains a possibility that additional accounting adjustments may be identified that further impact prior periods and additional remediation actions may be recommended. Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. Valeant undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes, unless required by law.

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